SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

ARCH WIRELESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	31-1358569
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581

(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.      X

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.

Securities Act registration statement file number to which this form relates:

      NOT APPLICABLE
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered Common Stock, par value $0.001 per share	Name of Each Exchange on Which Each Class is to be Registered The Boston Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

_________________

(Title of Class)

Information Required in Registration Statement

Item 1. Description of Registrant’s Securities to be Registered.

        This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the common stock, par value $0.001 per share (“Common Stock”), of Arch Wireless, Inc. (the “Company”) on the Boston Stock Exchange. The shares are currently registered under Section 12(g) of the Exchange Act.

        The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) and the Company’s Amended and Restated By-laws, each of which is filed as an exhibit to this registration statement and incorporated herein by reference.

        In accordance with Section 1123(a) of the U.S. Bankruptcy Code, the Restated Certificate prohibits the issuance by the Company of any nonvoting equity security, except in certain limited situations.

        Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors. The Restated Certificate does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive dividends when and if declared by the Company’s board of directors from funds legally available therefor and to share, on the basis of their shareholdings, in the Company’s assets that are available for distribution to the Company’s stockholders in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Shares of Common Stock issued pursuant to Plan will be fully paid and nonassessable shares of capital stock of the Company.

        It is not presently anticipated that any dividends will be paid on the Common Stock in the foreseeable future, and certain debt instruments of the Company and its subsidiaries expressly limit, or may have the effect of limiting, the amount of dividends payable by the Company.

        The transfer agent and registrar for the Common Stock is EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021.

Item 2. Exhibits

Exhibit Number	Description

1	Restated Certificate of Incorporation (Incorporated by reference from the Current Report on Form 8-K of Arch Wireless, Inc. dated May 15, 2002 and filed on May 30, 2002)

2	Amended and Restated By-laws (Incorporated by reference from the Current Report on Form 8-K of Arch Wireless, Inc. dated May 15, 2002 and filed on May 30, 2002)

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 14, 2003	ARCH WIRELESS, INC. By: /s/ Gerald J. Cimmino —————————————— Name: Gerald J. Cimmino Title: Vice President and Treasurer